Exhibit 6.4

senior SECURED PROMISSORY NOTE

October 28, 2021

FOR VALUE RECEIVED, 800 Degrees GO, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Piestro, Inc., a Delaware limited partnership (“Lender”), the aggregate unpaid principal amount of the loans (the “Loans”) made by Lender to Borrower, as shown in the “Unpaid Principal Balance” column on the grid(s) attached to this Note as Exhibit A and made a part hereof, in lawful money of the United States of America, together with interest payable in accordance with the terms and conditions provided herein.

1.             Payment of Principal. The entire principal balance of the Loans shall be payable in full upon the earliest to occur of (a) [__________], 2022 with two (2) ninety (90) day extensions, or (b) the date on which the principal balance of the Loans is prepaid pursuant to Paragraph 3 or accelerated pursuant to Paragraph 10 (the “Maturity Date”).

2.             Interest. This Note will accrue interest at the rate of three percent (3%) per annum. Interest will be computed on the basis of a 360-day year. Interest on this Note will be payable annually in arrears with the first (1st) payment to be made on [__________], 2022.

3.             Optional Prepayment. Borrower may prepay all or any portion of the unpaid principal balance of the Loans hereof together with accrued interest, without premium or penalty, and all sums received in prepayment will first be applied in payment of accrued but unpaid interest and the excess, if any, will then be applied to the unpaid principal balance hereof.

4.             Advances. Subject to the terms and conditions of this Note, Lender may, but shall not be required to, make Loans to Borrower from time to time from the issuance date through the Maturity Date in an aggregate principal amount not exceeding $[___], unless agreed in writing by the parties as a supplement to this Note. Any advances requested by Borrower under this Note shall be in amounts not less than $[___] per advance unless the remaining commitment is for a lesser amount, in which case Borrower’s request for an advance shall equal such remaining commitment amount. At least five (5) business days prior to a proposed borrowing date, Borrower shall provide to Lender a written borrowing request stating the requested amount of the Loan and the transfer date for such Loan proceeds. Lender may, at its sole discretion, transfer the applicable Loan proceeds to Borrower on the requested Loan transfer date provided that no Event of Default is then continuing.

5.             Record of Advances. Borrower hereby agrees that Lender shall record in good faith all entries evidencing all the Loans and payments of accrued interest and principal on the grid(s) attached to this Note and made a part hereof. The entries of Lender on the attached grid(s) shall determine the amounts and dates of the Loans that Lender has made to Borrower; provided, however, that failure to make any such entries shall in no way detract from Borrower’s obligations under this Note. All entries made by Lender in good faith to the aforesaid grid(s) shall create a rebuttable presumption that the principal and interest shown thereon is, in fact, the principal and interest owing and unpaid on this Note.

6.             Security Interest. The obligations represented by this Note are secured by a first priority lien pursuant to, and to the extent provide by, that certain Security Agreement, dated of even date herewith, between Borrower, as grantor, and Lender, as secured party (the “Security Agreement”).

7.             Representations and Warranties. Borrower represents and warrants to Lender that:

(a)           Borrower is a corporation duly and properly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b)           Borrower has the corporate power and authority and legal right to execute and deliver this Note and the Security Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by Borrower of this Note and the Security Agreement and the performance of its obligations hereunder and thereunder have been duly authorized by proper corporate proceedings. This Note and the Security Agreement constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

(c)           The execution and delivery by Borrower of this Note and the Security Agreement, and the consummation of the transactions herein and therein contemplated, and compliance with the provisions hereof and thereof, will not violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, (ii) Borrower’s certificate of incorporation or bylaws, or (iii) the provisions of any material agreement to which Borrower is a party or by which Borrower is bound. No consent is required to be obtained by Borrower in connection with its execution and delivery of this Note or the Security Agreement, the borrowings under this Note, the payment and performance by Borrower of its obligations under this Note or the Security Agreement or the legality, validity, binding effect or enforceability of this Note or the Security Agreement.

8.             Covenants.

(a)           Borrower will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to Lender, within thirty (30) days after the close of each month, unaudited internally prepared balance sheets for Borrower as at the close of each such period, a profit and loss statement, and a statement of cash flows for the period from the beginning of the fiscal year to the end of such month.

(b)           Borrower will conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or reasonably related or incidental thereto and do all things necessary to remain duly incorporated, validly existing and in good standing as a corporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c)           Borrower will timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in its financial statements.

(d)           Borrower will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

(e)           Borrower will not (i) merge or consolidate with or into any other person except when (a) Borrower is the survivor, (b) the survivor expressly assumes this Note by agreement satisfactory in form and substance to Lender or (c) this Note is fully repaid concurrent with the closing of such transaction, or (ii) lease, sell or otherwise dispose of all or substantially all of its assets to any other person except where this Note is fully repaid concurrent with the closing of such transaction.

(f)            Borrower will not create, incur, assume or permit any indebtedness other than trade payables incurred in the ordinary course of business.

(g)           Borrower will not repay any indebtedness other than when due and in the ordinary course of business.

(h)           Borrower will not create, incur or suffer to exist any lien in, of or on any of the property of Borrower except from the liens granted in favor of Lender pursuant to the Security Agreement or liens otherwise consented to in writing by Lender.

9.             Events of Default. Each of the following shall constitute an event of default (an “Event of Default”) under this Note:

(a)           if the outstanding principal balance of, or accrued and unpaid interest on, this Note and other amounts due hereunder (collectively, the “Obligations”) are not paid in full when due, and such failure continues for three (3) business days or more after Borrower’s receipt of notice of such failure from Lender;

(b)           Borrower (a) fails to observe or perform any covenant set forth in Section 8 of this Note or (b) fails to observe or perform any other term or condition of this Note or the Security Agreement or Borrower shall otherwise default in the observance or performance of any covenant or agreement set forth in the Security Agreement and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after Borrower’s receipt of notice thereof from Lender;

(c)           Borrower voluntarily dissolves, liquidates or terminates operations;

(d)           if (i) any provision of this Note or the Security Agreement shall at any time for any reason cease to be valid and binding and enforceable against Borrower, or (ii) this Note or the Security Agreement shall, without the consent of Lender, be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created hereby; or

(e)           Borrower (i) makes a general assignment for the benefit of creditors, or (ii) applies for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, or (iii) files a voluntary petition in bankruptcy or an arrangement with creditors or seek to take advantage of any other law (whether federal or state) relating to relief of debtors, or admits (by answer, by default or otherwise) the material allegations of a petition filed against Borrower in any bankruptcy, insolvency or other proceeding (whether federal or state) relating to relief of debtors, or (iv) suffers or permits to continue unstayed and in effect for 60 consecutive days any judgment, decree or order entered by a court of competent jurisdiction, which appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of Borrower’s assets, or (v) takes, or omits to take, any action in order thereby to effect any of the foregoing.

10.           Remedies.

(a)           If any Event of Default referred to in clauses (a) through (d) of Paragraph 9 above shall occur, Lender shall have the right, in its sole discretion, to accelerate the maturity of all of the Obligations (if they are not already due and payable), whereupon all of the Obligations shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

(b)           If any Event of Default referred to in clause (e) of Paragraph 9 above shall occur, the Obligations shall thereupon become and thereafter be immediately due and payable in full (if they are not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

(c)           If any Event of Default referred to in Paragraph 9 above shall occur, Lender shall have the right, in its sole discretion, to exercise any of the remedies set forth in Section 9 of the Security Agreement.

11.           Waiver; Modifications in Writing. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder or course of dealing on the part of Lender will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No extension of this Note and no delay in the enforcement of the payment of this Note shall affect the liability of Lender under this Note. No amendment, modification, termination, or waiver of any provision of this Note, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by each of Borrower and Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.           Notices. All notices and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered in person or via electronic mail or five (5) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one (1) business day after having been dispatched by a nationally recognized overnight courier service, to the appropriate party at the address specified in the first paragraph of this Note or such other address as shall be provided by such party from time to time.

13.           Governing Law; Jurisdiction. This Note will be deemed to be a contract made under the internal laws of the State of California, and for all purposes will be construed in accordance with the laws of said state, without regard to principles of conflicts of law. The parties hereby irrevocably submit to the nonexclusive jurisdiction of any California state or federal court sitting in Los Angeles County, California, over any action or proceeding arising out of or relating to this Note and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such California state or federal court. The parties hereby agree that service of process in any proceeding regarding this Note shall be effective against Borrower if mailed to Borrower at the address set forth herein.

14.           Severability of Provisions. Any provision of this Note which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

15.           Headings. The headings in this Note are for the convenience of reference only and will not affect the construction of this Note.

16.           Binding Effect; Assignment. This Note shall become effective when it shall have been executed by Borrower and thereafter shall be binding upon Borrower and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

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IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.

800 DEGREES GO, INC.

By:
Name: Tommy Lee
Title: CEO

AGREED AND ACKNOWLEDGED:

PIESTRO, INC.

By:
Kevin Morris
Chief Financial Officer

EXHIBIT A

LOANS AND PAYMENTS

Date	Amount of Loan	Use of Proceeds	Amount of Principal Payment	Amount of Interest	Unpaid Principal Balance